Exhibit (a)(1)(K)

Form of Reminder Email #3

To be sent: Tuesday, May 26, morning, only to people who have not submitted an election one way or the other (neither accept nor reject, whether they have logged in or done nothing)

Subject: Final Exchange Offer Reminder - EXPIRES TODAY!

Hello [First Name],

If you are receiving this notice, this means your elections have not been confirmed in the system. Please note that you should receive a confirmation email when your election is submitted successfully.

As a reminder, the previously announced Offer to Exchange Eligible Options for New Options (the “Exchange Offer”) is still open and you are able to make an election until 3:59pm ET today, May 26, 2026 unless extended by Rocket Pharmaceuticals in accordance with the Offer to Exchange.

Our records indicate that you have not yet made an election. If you wish to do so, you must submit your election prior to the deadline noted above.

If you do not make an election before the expiration of the Exchange Offer, then your current stock options will remain outstanding and subject to their original terms.

Please read the Offer to Exchange Eligible Options for New Options, dated April 27, 2026, which is Exhibit (a)(1)(A) to the Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission on April 27, 2026 (the “Schedule TO”), the Schedule TO and all other exhibits to the Schedule TO (the foregoing documents, collectively, the “Offering Documents”), which contain the rules, procedures and other information related to this Exchange Offer. The Offering Documents can be accessed through the SEC website at www.sec.gov. We will send a copy of all documents, free of charge, to any employee that requests them from people@rocketpharma.com.

An email with the link and instructions to access the Election Form via the Exchange Portal was also previously sent to you on Monday, April 27, 2026. For your convenience you may access your Election Form through the Exchange Portal here: exchange.awardtraq.com

For any questions, please contact people@rocketpharma.com.

This notice does not constitute an offer. The full terms of the Exchange Offer are described in the Offering Documents, which can be accessed through the SEC website at www.sec.gov. Capitalized terms used but not otherwise defined in this email shall have the meanings set forth in the Offering Documents.

This is an automatically generated email. Please do not respond to this email as this mailbox is not monitored.